UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 31, 2011

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

On July 22, 2011 Steele Resources Corporation ("SRC") notified Innocent, Inc. ("INCT") of its intent to terminate the Joint Venture Agreement ("JV Agreement") covering the exploration funding of the Mineral Hill Mining Project located near Pony, Montana. The notice of termination was a result of INCT’s inability to meet its initial financing obligations under the JV Agreement. Pursuant to that notice by SRC, the parties negotiated a formal Termination of Definitive Agreement effective as of August 31, 2011 (the “Termination Agreement”).

 Pursuant to the Termination Agreement SRC acknowledges its obligation to repay $540,000 paid to date by INCT to SRC under the terms of the JV Agreement. Per the Termination Agreement, SRC will apply net proceeds from its Reclamation Phase at its Mineral Hill property towards the repayment of the $540,000. The Reclamation Phase consists of approximately 10,000 tons of mineralized material currently stockpiled on the Mineral Hill property. SRC is currently negotiating terms for the processing of this mineralized material at a near-by processing facility. In addition, Steele Resources Inc., a subsidiary of SRC ("SRI") and holder of the mineral leases within the Mineral Hill property has granted INCT 8% of the net profits realized from the processing of the Reclamation Phase mineralized material. As used herein, the term “mineralized material” does not meet the SEC’s definition of proven or probable reserves as set forth in Industry Guide 7 since SRI has not yet demonstrated the existence of proven or probable reserves at the Mineral Hill property.

The Termination Agreement also allows SRC the option to assume the $540,000 owed to INCT noteholders on terms negotiated between SRC and the noteholders.

Subject to the repayment/assumption of the $540,000 and the 8% interest in the Reclamation Phase, INCT relinquishes all ownership rights in the Mineral Hill property and is relieved of any further funding obligations relating to the Mineral Hill property.

Pursuant to the Termination Agreement, SRI will retain 100% ownership of the mineral lease rights to the Mineral Hill property and will be solely responsible for its ongoing funding and operations.

Item 9.01  Financial Statements and Exhibits

(d)              Exhibits

Exhibit Number	Description
10.6.1	Termination of Definitive Agreement effective August 31, 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011	STEELE RESOURCES CORPORATION

By: /s/ David Bridgeford
David Bridgeford, Chief Financial Officer

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